PROSPECTUS
                                 Filed pursuant to Paragraph (b)(3) of Rule 424
                                                      Registration No. 33-58152
         [LOGO]

                               UJB FINANCIAL CORP.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

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               (SHARES OF COMMON STOCK, PAR VALUE $1.20 PER SHARE)

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of UJB Financial Corp. ("UJB") provides shareholders with a simple and convenient method of purchasing additional shares of the common stock of UJB (the "Common Stock"). Any holder of record of Common Stock is eligible to join the Plan. Holders of Common Stock who do not participate in the Plan will receive cash dividends, as declared, in the usual manner.

     PARTICIPANTS IN THE PLAN MAY:

* have cash dividends on their shares of Common Stock automatically reinvested in additional whole and fractional shares of Common Stock, and

* purchase additional whole and fractional shares of Common Stock with optional cash payments of up to $25,000 per quarter.

     Purchases of UJB Common Stock may be made directly from UJB or on the open market, at the discretion of senior management of UJB. ALL PURCHASES BY THE PLAN ARE CURRENTLY BEING MADE ON THE OPEN MARKET.

* When UJB Common Stock is purchased directly from UJB, the price will be 100% of the average of the high and low sale prices of a share of Common Stock reported on the New York Stock Exchange--Composite Transactions Tape for the period of five consecutive trading days ending on and including the investment date. The investment date for reinvested dividends is the dividend payment date; for optional cash payments it is the first trading day of the month.

* When UJB Common Stock is purchased on the open market, purchases may occur over one or more trading days and the price will be the weighted average purchase price, including brokerage commissions, of all shares purchased by the Plan Administrator during the investment period. The investment period for reinvested dividends commences on the dividend payment date; for optional cash payments it commences on the first trading day of the month. See Questions 11 and 12 for details.

     The closing price of UJB Common Stock reported on February 13, 1996 was $37.00.

     This Prospectus relates to 1,030,019 shares of UJB Common Stock which may be (i) authorized and unissued shares of UJB Common Stock reserved for issuance under the Plan (when the Plan is purchasing UJB Common Stock directly from UJB), or (ii) shares of UJB Common Stock purchased by the Plan in the open market (when the Plan is not purchasing UJB Common Stock directly from UJB) under circumstances requiring the registration of such shares under the Securities Act of 1933, as amended. PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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                THE DATE OF THIS PROSPECTUS IS FEBRUARY 15, 1996.

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                              AVAILABLE INFORMATION

     UJB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its businesses, financial statements and other matters. The reports, proxy statements and other information filed by UJB may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of UJB is listed on the New York Stock Exchange, Inc. (the "NYSE"), and reports, proxy statements and other information concerning UJB are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference into this Prospectus and made a part hereof the following documents filed by UJB with the Commission pursuant to the Exchange Act: (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, (2) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, (3) the Current Reports on Form 8-K dated January 19, 1995, August 1, 1995, September 10, 1995 (two at such date) and October 27, 1995 and (4) the description of the Common Stock contained in UJB's Registration Statement on Form 10 filed pursuant to Section 12(b) of the Exchange Act, dated August 31, 1970, and the description of the preferred stock purchase rights appurtenant to the UJB Common Stock contained in UJB's Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, dated August 28, 1989, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description. All documents filed by UJB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof as of their respective dates. Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)
(8) of Regulation S-K.

     ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN. REQUESTS SHOULD BE DIRECTED TO: SECRETARY, UJB FINANCIAL CORP., 301 CARNEGIE CENTER, P.O. BOX 2066, PRINCETON, NEW JERSEY 08543-2066 (TELEPHONE: (609) 987-3442).

     NO PERSON HAS BEEN AUTHORIZED BY UJB TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF MADE, SUCH INFORMATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS TO OR FROM ANY PERSON, IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UJB SINCE THE DATE OF THIS PROSPECTUS.

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                                   THE COMPANY

     The principal executive offices of UJB are located at 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066 and the telephone number is
(609) 987-3200.

                                    THE PLAN

     The following, in a question and answer format are the provisions of the Plan.

PURPOSE

     1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to give holders of record of UJB Common Stock the opportunity to have dividends on their UJB Common Stock automatically and fully reinvested in additional shares of UJB Common Stock and the opportunity to invest optional cash payments in additional shares of UJB Common Stock. At the discretion of senior management of UJB, shares may be purchased directly from UJB or in the open market. See Question 10 below. To the extent shares are purchased by the Plan directly from UJB, UJB will use the proceeds of such sale for general corporate purposes.

     The Plan offers holders of record of UJB common stock a convenient method of engaging in long-term investment. The Plan is intended to facilitate investment in UJB Common Stock by long-term investors and is not intended to provide any person, organization or other entity with a means to engage in transactional profit activities. UJB accordingly reserves the right to modify, limit, condition, suspend, or terminate participation in the Plan or the optional cash purchase feature of the Plan by any shareholder who UJB, in its sole discretion, decides may be using the Plan for purposes which may be inconsistent with the intended purpose of the Plan, which determination may, without limitation, be based on activities such as frequent withdrawals of shares from accounts, the establishment of a series of apparently related accounts which would allow avoidance of the optional cash payment limit, or excessive joining and terminations.

ADVANTAGES

     2. WHAT ARE THE ADVANTAGES OF THE PLAN?

     o Full investment of funds, whether provided by dividends or optional cash payments, is possible because the Plan credits fractional as well as whole shares to a participant's Plan account. Fractional shares earn dividends just like whole shares when held in a Plan account.

     o Optional cash payments from a minimum of $10.00 to a maximum of $25,000 per quarter may be sent to the Plan Administrator at any time for the purchase of additional shares of Common Stock.

     o Shares are held in safekeeping by the Plan Administrator. This releases participants from the need to keep track of multiple share certificates. Regular statements of account provide simplified record keeping.

PLAN ADMINISTRATOR

     3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

     First Chicago Trust Company of New York (sometimes referred to as the Plan Administrator), a wholly-owned subsidiary of First Chicago Corporation, acts as agent for participants. The Plan

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Administrator keeps records, sends statements of account to participants and performs other administrative duties relating to the Plan. Once a participant has joined the Plan, all correspondence concerning the Plan should be directed to:

     FIRST CHICAGO TRUST COMPANY OF NEW YORK
     P.O. BOX 2598
     JERSEY CITY, NEW JERSEY 07303-2598
     TELEPHONE NUMBER: (201) 324-0498

     The Plan Administrator may resign on ninety (90) days notice to UJB, in which event UJB will appoint another Plan Administrator. UJB reserves the right to change the Plan Administrator and may name itself as Plan Administrator. UJB will give all participants written notice of any change in the Plan Administrator.

PARTICIPATION

     4. WHO IS ELIGIBLE TO PARTICIPATE?

     All shareholders of record of UJB Common Stock (except residents of Canada) are eligible to participate in the Plan.

     If you are the beneficial owner of shares of UJB Common Stock registered in the name of a broker, a bank or other nominee and you wish to Participate in the Plan with respect to all or a portion of such shares, you must first arrange with the broker, bank or other nominee to have those shares reregistered in your name. This is done by requesting of the broker, bank or other nominee that a certificate representing such shares be sent to you.

     A broker, bank or other nominee who wishes to participate in the Plan may do so but only with respect to all shares of UJB Common Stock held by the broker, bank or nominee. If a broker, bank or other nominee elects to participate in the Plan, it must execute an Authorization Form.

     5. HOW DOES AN ELIGIBLE SHAREHOLDER BECOME A PARTICIPANT IN THE PLAN?

     An eligible shareholder may become a participant in the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator at the address given at Question 3 above.

     An Authorization Form may be obtained at any time by writing First Chicago Trust Company of New York at the address given at Question 3, by calling the Plan Administrator at the telephone number given at Question 3, by writing to the Corporate Secretary of UJB at the address of the principal executive offices of UJB or by calling UJB at (609) 987-3442.

     The Authorization Form directs UJB to pay to the Plan Administrator the cash dividends on ALL shares of Common Stock registered in the name of the shareholder who signs the Authorization Form, whether held in certificate form or, after participation in the Plan commences, held in a Plan account. The Authorization Form also authorizes the Plan Administrator to act as agent for the shareholder in the use of cash dividends and optional cash payments to purchase whole and fractional shares of UJB Common Stock in accordance with the terms and conditions of the Plan.

     If a shareholder owns UJB Common Stock under more than one form of registration, a separate Authorization Form must be completed for each form of registration if the shareholder wishes dividends on all of his or her shares to be reinvested. Should a shareholder wish to consolidate shares

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held in several forms of registration into a single form of registration to simplify participation in the Plan, he or she should contact the Plan Administrator for information.

     6. MAY I REINVEST DIVIDENDS ON ONLY PART OF THE SHARES REGISTERED IN MY
NAME?

     No. The Authorization Form directs UJB to pay to the Plan Administrator all cash dividends on all shares of UJB Common Stock registered in the name of the shareholder who signs the Authorization Form, whether held by the shareholder in certificate form or held in the shareholder's Plan account. See Question 5 above. Dividends on shares of Common Stock beneficially owned by a participant or other shareholder which are held in the name of a broker, bank or other nominee cannot be reinvested in additional shares of UJB Common Stock unless the broker, bank or other nominee participates in the Plan or unless the participant requests that the broker, bank or other nominee cause the shares to become reregistered in the participant's name. See Question 4 above.

     7. WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

     At any time. However, in order to have a particular dividend reinvested in additional shares of Common Stock under the Plan, an Authorization Form must be sent in sufficient time that it is received by the Plan Administrator on or before the record date declared for that particular dividend. Dividend payment dates have customarily fallen on the first business day of each February, May, August and November and record dates have customarily fallen within the first seven days of the month preceding each of these months. (Notwithstanding past practices the Board of Directors of UJB reserves the right to set dividend payment dates and record dates in its discretion). Therefore, as an example, in order to have had the dividend paid February 1, 1996 reinvested in additional Common Stock under the Plan, a shareholder would have had to have ensured that an Authorization Form was received by the Plan Administrator on or before January 4, 1996, which was the record date for that dividend.

     An optional cash payment may be made when joining the Plan by enclosing a check or money order, payable to "First Chicago--UJB Plan", with the Authorization Form. An optional cash payment which accompanies the Authorization Form will be invested in accordance with the responses to Questions 11, 12 and 13.

     8. MAY A PARTICIPANT SEND HIS OR HER SHARE CERTIFICATES TO THE PLAN ADMINISTRATOR FOR SAFEKEEPING?

     Yes.

     A participant may deposit any or all share certificates representing UJB Common Stock with the Plan Administrator. The participant may do so at the time he or she sends the Authorization Form to the Plan Administrator or at any time thereafter. The Plan Administrator strongly recommends that any share certificates sent to it for the foregoing purpose be accompanied by clear instructions and be sent by registered, insured mail, return receipt requested and properly insured in an amount equal to the premium for a replacement bond (currently 2% of the market value of the certificates mailed). Contact the Plan Administrator if you would like assistance in calculating the premium for the replacement bond. Certificates need not be endorsed. The Plan Administrator will cancel share certificates so received, reregister the shares represented thereby in the name of the Plan Administrator or its nominee and credit the participant's Plan account with the appropriate number of shares. The participant may thereafter request certificates for any number of whole shares credited to his or her Plan account in accordance with the response to Question 19, but the Plan Administrator

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reserves the right to refuse any such request in the event of excessive certificate deposit and withdrawal activity.

COSTS

     9. WHAT ARE THE COSTS TO A PARTICIPANT IN THE PLAN?

     There Are No Fees Or Charges To A Participant For Joining The Plan.

     With respect to purchases of additional shares of UJB Common Stock under the Plan; (i) when UJB Common Stock is purchased directly from UJB, no brokerage commission or service fee will be charged; (ii) when UJB Common Stock is purchased in the open market, a brokerage commission will be charged but no service fee will be assessed.

     Upon a withdrawal from or termination of the Plan pursuant to which a participant chooses to receive certificates for shares held in the participant's Plan account, the participant will be charged only the nominal brokerage commission incurred in selling the participant's fractional shares, if any, in the open market. Participants who request that the Plan Administrator sell their shares upon a withdrawal from or termination of the Plan will be charged a service fee and any brokerage commissions and taxes incurred by the Plan Administrator in the sale. See Question 22 for details.

PURCHASES

     10. WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

     At the discretion of senior management of UJB shares of Common Stock purchased under the Plan may be purchased directly from UJB or in the open market. Senior management will exercise its discretion based on the best interests of UJB. Shares purchased directly from UJB will be issued by UJB out of its legally authorized but unissued shares of Common Stock, shares of issued Common Stock held in UJB's treasury, if any, or both.

     11. WHAT WILL BE THE PRICE OF COMMON STOCK PURCHASED THROUGH THE PLAN?

     The purchase price for shares of Common Stock purchased through the Plan directly from UJB will be 100% of the average of the high and low sale prices of UJB Common Stock as reported on New York Stock Exchange--Composite Transactions Tape, or other authoritative sources, for the period of five consecutive trading days ending on the investment date, as defined in the response to Question 12. A "trading day" for purposes of this Plan is a day on which the trade of at least one share of UJB Common Stock is reported on the New York Stock Exchange--Composite Transactions Tape. If during the ten days immediately preceding and ending on the investment date that the securities markets are open for trading there occur fewer than five "trading days", then the purchase price shall be determined by UJB senior management on the basis of such information as it considers best reflects market value.

     In the case of purchases of UJB Common Stock on the open market the price will be the weighted average purchase price, including brokerage commissions, of shares purchased by the Plan Administrator for the Plan during the relevant investment period, as defined in the response to Question 12.

     12. WHEN WILL THE PLAN PURCHASE SHARES OF UJB COMMON STOCK?

     Purchases of Common Stock directly from UJB with reinvested dividends will occur on the payment date of a particular dividend if that date is a trading day, or the first trading day following the dividend payment date if the payment date is not a trading day.

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     Purchases of Common Stock directly from UJB with optional cash payments will occur on the first trading day of each month. All optional cash payments received by the Plan Administrator on or before that day (and subsequent to the first trading day of the previous month) will be used to purchase additional Common Stock. See Question 15.

     Dates on which Common Stock is purchased directly from UJB with reinvested dividends or optional cash payments are referred to in this Prospectus as "investment dates".

     Purchases of Common Stock on the open market may be made in one or more trades over one or more trading days but will always commence, in the case of reinvested dividends, on the dividend payment date or, if the dividend payment date is not a trading day, on the first trading day following the dividend payment date and, in the case of optional cash payments, on the first trading day of a particular month. The periods during which Common Stock is purchased on the open market, whether with reinvested dividends or optional cash payments, are referred to in this Prospectus as "investment periods". No investment period will extend more than 30 days beyond the first day of the investment period, except where a longer period is made advisable or necessary by applicable securities laws. Purchases may be made on any securities exchange where UJB Common Stock is traded, in the over-the-counter market, or by negotiated transaction and may be subject to such price, delivery or other terms as the Plan Administrator may agree to. Neither UJB nor any participant shall have any authority or power to direct the time or price at which UJB Common Stock is purchased, the selection of the broker or dealer or from whom purchases are made, or any other terms of purchases.

     13. HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE
DETERMINED?

     Each participant's account will be credited with that number of shares, including fractional shares, computed to three decimal places, equal to the total amount to be invested on behalf of the participant divided by the purchase price per share (determined as set forth in the response to Question 11).

OPTIONAL CASH PAYMENTS

     14. HOW CAN I PURCHASE UJB COMMON STOCK WITH OPTIONAL CASH PAYMENTS?

     An optional cash payment is cash sent to the Plan Administrator by a participant for the purpose of purchasing additional UJB Common Stock under the Plan. An optional cash payment may be sent to the Plan Administrator when returning the Authorization Form or at any time thereafter. No purchases will be made with optional cash payments of less than $10.00. Any optional cash payment below that amount will be returned to the participant. Optional cash payments may not exceed $25,000 per quarter. A "quarter", as used in this Prospectus, is the three-month period which commences on the first day of each of February, May, August, and November. In the event dividend payment dates cease to be the first business day of each of these months, a "quarter" for purposes of this Prospectus may be redefined. Optional cash payments should be accompanied by an Authorization Form, if you are joining the Plan, or, if you already participate in the Plan, by a letter of instruction or the cash payment form which is attached to each Dividend Reinvestment and Stock Purchase Plan account statement. UJB reserves the right in its sole discretion to suspend without prior notice the purchase of additional UJB Common Stock with optional cash payments and to refund any optional cash payment to the participant.

     Optional cash payments may be made by means of a canceled check or money order, payable to "First Chicago--UJB Plan". Please write your Plan Account Number on the check or money order.

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Your Plan Account Number appears on account statements sent to you after each purchase of shares for your Plan Account. Unless mailed with an Authorization Form, optional cash payments should be mailed to: First Chicago Trust Company of New York, Dividend Reinvestment Plans, P.O. Box 13531, Newark, New Jersey 07188-0001.

     15. WHEN MAY OPTIONAL CASH PAYMENTS BE MADE?

     Optional cash payments may be made at any time. If UJB Common Stock is being purchased directly from UJB, on each investment date the Plan Administrator will purchase additional shares of UJB Common Stock with all optional cash payments received on or before that investment date (and subsequent to the immediately preceding investment date). If UJB Common Stock is being purchased in the open market, during each investment period the Plan Administrator will purchase additional shares of UJB Common Stock with all optional cash payments received on or before the first trading day of the investment period (and subsequent to the first trading day of the immediately preceding investment period). Any optional cash payment will be refunded if a written request for such refund is received by the Plan Administrator at least two business days before either the next investment date or the commencement of the next investment period, as the case may be.

NO INTEREST WILL BE PAID ON ANY OPTIONAL CASH PAYMENTS HELD FOR INVESTMENT.

     16. IS A PARTICIPANT OBLIGATED TO MAKE OPTIONAL CASH PAYMENTS?

     No. While the optional cash payment feature offers a participant the opportunity to increase his or her ownership of UJB Common Stock, a participant is not required to make optional cash payments.

REPORTS TO PARTICIPANTS

     17. WILL REPORTS BE SENT TO PARTICIPANTS IN THE PLAN?

     Yes. A participant will generally receive a statement of account within two weeks after each investment for his or her Plan account. Statements of account should be retained for income tax purposes. In addition, the Plan Administrator, will distribute to each participant a copy of all reports sent to UJB's shareholders of record, including UJB's Quarterly Reports, Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement.

DIVIDENDS

     18. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

     Yes. UJB pays dividends, as declared, to all record holders of its Common Stock. The Plan Administrator, as the record holder of Common Stock held in participants' Plan accounts, receives the dividends paid on shares held in participants' Plan accounts as of a particular record date and allocates to each Plan account dividends equal to the number of whole and fractional shares in the account times the dividend rate paid. The Plan Administrator then reinvests such dividends in additional shares of UJB Common Stock computed to three decimal places and credits such shares to the respective participants' Plan accounts.

     There are circumstances under which UJB Common Stock purchased in the open market with optional cash payments in the month of a dividend record date would not be entitled to receive the

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dividend which is paid on account of such record date. This result would occur if the optional cash purchase did not settle before the record date. Normally, settlement of a stock transaction in the open market occurs three business days after the transaction date. As an example, if a purchase with optional cash payments were made in the open market on January 2 and the record date for the next UJB dividend were January 4, the UJB Common Stock so purchased would not be entitled to receive the January 4 dividend because the purchase would not have settled, and participants would not have become record owners of such UJB Common Stock, until January 5 (assuming January 2, 3, 4 and 5 are trading days for purposes of this example). (A stock's "ex-dividend date" is usually reported in the financial press. An ex-dividend date represents the date as of which the particular stock trades on the stock exchanges without the right to receive that stock's most recently declared dividend, assuming a normal settlement period for the trade). This same result would occur if the investment period for a particular month's optional cash purchases were to extend to or beyond an ex-dividend date. Record ownership for the shares purchased during such an investment period would not be entered in UJB's stock ownership records until all purchases made during the investment period had settled, which would be after the relevant record date.

     While it is the intention of UJB to continue paying dividends, the Board of Directors of UJB has sole discretion in setting the amount of, record date and payment date for any dividend.

CERTIFICATES FOR SHARES

     19. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED UNDER THE PLAN?

     Normally, shares purchased under the Plan are registered in the name of the Plan Administrator or its nominee and individual share certificates are not issued to participants. This service protects against the loss, theft or destruction of the stock certificates representing Plan shares. However, the Plan Administrator will issue certificates for part or all of the whole shares which are credited to a participant's account under the Plan upon that participant's written request for such certificates. This request should be mailed to the Plan Administrator at the address indicated in the response to Question 3. Even after the Plan Administrator has issued certificates to a participant for some or all of the whole shares held in his or her Plan account, dividends on all shares registered in a participant's name will continue to be reinvested in additional Common Stock pursuant to the Plan. Of course, if a participant withdraws from the Plan the automatic reinvestment of dividends will stop. If a participant causes some or all of his or her certificated shares to be reregistered in another name, because of a sale or gift of these shares, for example, dividends on the reregistered shares will not be reinvested in additional Common Stock under the Plan unless an Authorization Form with respect to such shares is received by the Plan Administrator.

     Shares held by the Plan Administrator in the account of a participant may not be pledged or assigned. A participant who wishes to pledge or assign such shares must first request that the Plan Administrator issue certificates for such shares.

     A certificate for a fractional share will not be issued under any circumstances.

     20. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Accounts under the Plan are registered in the name or names in which the Common Stock certificates of a shareholder were registered at the time the shareholder joined the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

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WITHDRAWALS

     21. WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     A participant may request to withdraw from the Plan at any time. If a request to withdraw is received by the Plan Administrator after the payment date for one dividend but before the record date of the next dividend payment, then the request to withdraw will be processed by the Plan Administrator as soon as practicable after receipt and all dividends paid after the date of such receipt will be paid to the individual in cash, unless the individual rejoins the Plan.

     If a request to withdraw is received by the Plan Administrator on the record date for a particular dividend, or after the record date for a particular dividend but three or more business days before the payment date for that dividend, the Plan Administrator will process the request to withdraw as soon as practicable after its receipt and pay the relevant dividend in cash.

     If a request to withdraw is received by the Plan Administrator less than three business days before the payment date for a particular dividend, the Plan Administrator will reinvest the relevant dividend in additional UJB Common Stock for the participant's Plan account (in accordance with the response to Question
12) but sell in the open market as soon thereafter as practicable the shares so purchased and send to the participant a check representing the proceeds of the sale, less the applicable brokerage commission, service fee (currently $10, but subject to change) and transfer taxes, if any.

     Any optional cash payment received from a participant by the Plan Administrator prior to the receipt of a request to withdraw from that same participant will be invested for the participant unless return of the optional cash payment is specifically requested in the request to withdraw and such request is received by the Plan Administrator at least two business days before either the next investment date of the commencement of the next investment period. Where a participant fails to request the return of an optional cash payment in the circumstances just described at least two business days before either the next investment date or the commencement of the next investment period, the investment of the optional cash payment in additional Common Stock after the processing of the request to withdraw which occurs as a consequence of this failure will result in that participant's reenrollment in the Plan.

     22. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     By sending a signed, written request to withdraw to the Plan Administrator. Upon electing to withdraw from the Plan, a participant must choose between the following two payment methods:

     1. PAYMENT METHOD ONE. The Plan Administrator will send to the participant a certificate representing the whole shares of UJB Common Stock held in the participant's Plan account and a check representing the proceeds of a sale on the open market of any fractional share in the Plan account minus a nominal brokerage commission, any taxes incurred by the Plan Administrator and any service fee (currently none, but subject to change).

     2. PAYMENT METHOD TWO. The participant may, upon a withdrawal from the Plan, request that all shares credited to the participant's account in the Plan be sold by the Plan Administrator. If a participant requests such sale, then the Plan Administrator will arrange for the sale of all of the participant's shares as soon as practicable thereafter. Following the sale, the Plan Administrator will send the participant a check representing the proceeds of sale, less any applicable brokerage commissions, service fee (currently $10 but subject to change) and taxes, if any.

     If you send a request to withdraw to the Plan Administrator but fail to select a payment method, Payment Method One will be followed.

     A participant may also elect to have the Plan Administrator sell a portion of the UJB Common Stock held in the participant's Plan Account. Following the sale, which the Plan Administrator will arrange as soon as practicable following receipt of such an election, the Plan Administrator will send the participant a check representing the proceeds of sale, less any applicable brokerage commissions, service fee (currently $10 but subject to change) and taxes, if any.

     Whenever a participant is not the owner of at least ten shares (either in certificate form or through the participant's Plan account), the Plan Administrator may, if instructed by UJB, terminate the Plan account, sell the shares (subject to applicable brokerage commissions, service fees and transfer taxes, if any) and send the participant the net proceeds of the sale. Such interests may be sold, in the discretion of senior management of UJB, on the open market or to other Plan participants. Such sale shall occur on the first investment date following the termination of the Plan account. If the sale is made to Plan participants, the amount to be paid for such shares by the Plan Administrator, and the net proceeds to be received by the terminated participant, will be based on the five-day average share price calculated in accordance with the response to Question 11. If the sale is made on the open market, the amount to be paid to the terminated participant for such shares will be equal to the proceeds of such sale after the applicable brokerage commission, service fee and transfer taxes, if any, have been deducted (all as described in connection with Payment Method Two).

     Participation in the Plan will terminate when the Plan Administrator receives proper notice of the death of the holder of a Plan account which is registered solely to that holder. Because the requirements for such notice vary greatly, depending on the state of residence of the participant and form of registration of the participant's Plan account, the Plan Administrator should be contacted at the address or phone number listed in the response to Question 3 in the event of such death.

     23. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF THE PARTICIPANT SELLS OR TRANSFERS TO OTHER PERSONS ALL OF THE COMMON STOCK CERTIFICATES REGISTERED IN HIS OR HER NAME?

     If a participant sells or otherwise transfers all certificates registered in the participant's name, dividends on shares held by the Plan Administrator in the participant's Plan account will continue to be reinvested in additional Common Stock unless request to withdraw is received by the Plan Administrator.

     24. WHEN MAY A SHAREHOLDER REJOIN THE PLAN?

     Generally, an eligible shareholder may rejoin the Plan at any time. However, UJB and the Plan Administrator, reserve the right to reject any Authorization Form from a previous participant on grounds of excessive joining and withdrawal activity.

RIGHTS OFFERINGS, STOCK DIVIDENDS AND STOCK SPLITS

     25. IF UJB HAS A COMMON STOCK RIGHTS OFFERING, HOW WILL THE RIGHTS OFFERED WITH RESPECT TO SHARES HELD IN PLAN ACCOUNTS BE HANDLED?

     Warrants representing rights offered with respect to the whole shares of Common Stock credited to the Plan account of a participant (as well as the warrants relating to shares held in certificate form by such participant) will be mailed directly to the participant in the same manner as warrants are mailed to shareholders of record who do not participate in the Plan.

     26. WHAT HAPPENS IF UJB ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

     Whole and fractional shares of UJB Common Stock distributable to Plan participants in a stock dividend or stock split on shares held in Plan accounts will be distributed by UJB to the Plan Administrator who will then allocate such shares to participants' Plan accounts. If a Plan participant also holds Common Stock in certificate form, the Plan Administrator will issue and mail to the participant certificates representing the whole shares of Common Stock distributable on such shares held in certificate form, and a check in lieu of any related fractional share.

VOTING RIGHTS

     27. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS?

     If a participant holds shares of Common Stock in certificate form as well as shares in a Plan account, the participant will receive a single proxy card covering the shares held in certificate form and the whole shares held in the participant's Plan account. If the participant holds no shares in certificate form, the participant will receive a proxy card for the whole shares held in his or her Plan account.

     If a properly signed proxy card is returned, the participant's whole shares, whether in certificate form or held in a Plan account, will be voted as directed on the proxy card. If a properly signed proxy card is returned without direction with respect to any item thereon, all of a participant's shares--those held in certificate form, if any, and whole shares held in the participant's Plan account--will be voted in accordance with the recommendations of UJB's Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the participant's whole shares, whether held in certificate form or held in a Plan account, will be voted unless the participant attends the shareholder meeting and votes his or her shares in person.

FEDERAL INCOME TAX CONSEQUENCES

     28. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

     When purchases of UJB Common Stock with reinvested dividends are made directly from UJB, a participant should include in gross income a dividend equal to the number of shares (including fractional shares) of UJB Common Stock so purchased multiplied by the fair market value of a share of UJB Common Stock or the dividend payment date. It is possible that the aggregate fair market value of UJB Common Stock purchased with reinvested dividends could differ from the amount actually distributed as the dividend and used to make the purchase. This result is possible because the fair market value of a share of UJB Common Stock, as determined for federal income tax purposes, is the average of the high and low sale prices of UJB Common Stock on the relevant dividend payment date, whereas the price per share paid by the Plan Administrator for UJB Common Stock purchased under the Plan is determined by averaging the high and low sale prices of UJB Common Stock over the period of five consecutive trading days ending on and including the relevant investment date. A participant's basis in shares purchased from UJB with reinvested dividends will be the aggregate fair market value of such shares on the relevant dividend payment date.

     A participant should recognize no income, gain or loss when UJB Common Stock is purchased directly from UJB with an optional cash payment. A participant's basis in such shares should be the amount of the optional cash payment.

     When purchases of UJB Common Stock with reinvested dividends are made in the open market, a participant should include in gross income an amount equal to the dividend reinvested. A participant's basis in shares acquired in the open market will be the amount of the dividend reinvested or optional cash payment invested, as appropriate.

     The dividends-received deduction applicable to corporations generally equals 70% of the dividends received. Corporate shareholders should be aware that the Internal Revenue Code contains rules limiting the availability of the dividends-received deduction including, but not limited to, rules applicable to indebtedness directly attributable to the investment in the stock and rules relating to shareholder's holding period for the stock.

     A participant will not recognize income, gain or loss when he or she receives certificates for whole shares credited to his or her Plan account, either upon a request for such certificates or upon withdrawal from or termination of the Plan. However, if a participant, upon withdrawal from or termination of the Plan, requests that the Plan Administrator sell any shares (including any fractional share) of UJB Common Stock then held in his or her Plan account, the participant will recognize gain (or loss) in an amount equal to the difference between the net proceeds of the sale and the participant's basis in such shares or fractional share. Such gain or loss will be capital in character if such shares are a capital asset in the hands of the participant.

     The holding period for all shares of Common Stock purchased through participation in the Plan commences on the day following the relevant investment date.

     Statements of account will be received by a participant following each purchase of Common Stock for his or her Plan account. The statements of account will show for all such purchases the per share price paid by the Plan Administrator for the Common Stock (which will include brokerage commissions in the case of Common Stock purchased in the open market). In the case of Common Stock purchased directly from UJB with reinvested dividends, the statements of account will additionally show the fair market value of the Common Stock so purchased. IRS Form 1099-DIV (or an IRS successor form) mailed to participants following year-end will report dividend income based on the fair market value of UJB Common Stock, as determined for federal income tax purposes.

     29. HOW ARE THE UNITED STATES INCOME TAX WITHHOLDING PROVISIONS APPLIED TO FOREIGN SHAREHOLDERS?

     In the case of those foreign shareholders whose Common, Stock dividends are subject to United States federal income tax withholding the amount of tax required to be withheld will be deducted from the dividend received for the Plan account of the foreign shareholder and the amount remaining will be reinvested in additional shares of Common Stock.

     The discussion set forth above is included for general purposes only. Each participant is urged to consult his or her own tax advisor as to the consequences to him or her of participating in the Plan under federal and applicable state, local and foreign tax laws.

RESPONSIBILITY OF THE PLAN ADMINISTRATOR

     30. WHAT ARE THE RESPONSIBILITIES OF THE PLAN ADMINISTRATOR?

     The Plan Administrator takes receipt of dividends payable to Plan participants and of optional cash payments sent by participants and invests such amounts in additional shares of UJB Common Stock. The Plan Administrator also maintains continuing records of each participant's Plan account, holds in a nominee name all shares purchased for participants and advises participants of all transactions in and the states of their accounts. The Plan Administrator acts in the capacity of agent for the participants.

     All notices from the Plan Administrator to a participant will be addressed to the participant's last address of record with the Plan Administrator. The mailing of a notice to a participant's last address of record will satisfy the Plan Administrator's duty of giving notice to such participant. NOTICES OF CHANGE OF ADDRESS SHOULD BE SENT TO THE PLAN ADMINISTRATOR AT THE ADDRESS AT QUESTION 3.

     The Plan Administrator, its nominee or nominees, and UJB shall not have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, nor shall they have any duties, responsibilities or liabilities except as are expressly set forth in the Plan.

     The Plan Administrator has no responsibility with respect to the preparation and contents of this Prospectus, the prices at which shares are purchased or sold for participants' accounts, the times when purchases or sales are made or fluctuations in the market value of UJB Common Stock.

SUSPENSION OR TERMINATION OF THE PLAN

     31. MAY THE PLAN BE CHANGED OR DISCONTINUED?

     While UJB hopes to continue the Plan indefinitely, UJB reserves the right to suspend or terminate the Plan, any feature of the Plan, such as optional cash payments, or any participant's Plan account at any time. UJB also reserves the right to interpret and make modifications in the Plan. Any such suspension, termination or modification will be announced to affected participants.

OTHER INFORMATION

     32. WHAT LIMITATIONS ARE IMPOSED ON A PARTICIPANT WITH RESPECT TO ASSETS HELD UNDER THE PLAN?

     A participant has no right to draw checks or drafts against his or her Plan account and he or she has no right to give instructions to the Plan Administrator with respect to any Common Stock held in or cash held for a Plan account except instructions expressly provided for in this Prospectus. In addition, a participant may not pledge or assign Common Stock held in a Plan account as collateral without first requesting and obtaining issuance of a certificate for the whole shares to be pledged as provided in the response to Question 19.

     33. WHO BEARS THE RISK OF FLUCTUATIONS IN THE MARKET PRICE OF UJB'S COMMON STOCK?

     A participant's investment in UJB Common Stock held in a Plan account is no different with regard to market risk than an investment in Common Stock held in certificate form. A participant bears the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of UJB Common Stock held in a Plan account.

     NEITHER UJB NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON ANY SHARES PURCHASED UNDER THE PLAN.

EMPLOYEES

     34. IF I AM AN EMPLOYEE OF UJB OR ONE OF ITS AFFILIATED COMPANIES, MAY I PARTICIPATE IN THE PLAN?

     Yes. Employees who wish to have their dividends reinvested and also to have optional cash payments made by means of payroll deductions may participate in the Plan whether or not they already hold UJB Common Stock registered in their own name. Deductions will be made only from the first two salary or wage payments made each month, regardless of the number of such payments occurring in any given month. The minimum deduction per pay period is $5.00 ($10.00 per month) and the maximum reduction per pay period is $500.00 ($1,000.00 per month). Employees who wish to enroll in the payroll deduction program should contact their personnel representative to obtain the appropriate Authorization Form. Employees who wish to participate in the Plan but not through payroll deductions may do so in the manner provided for shareholders of record, as long as they are the record holder of at least one whole share of UJB Common Stock. See Questions 4 and 5.

     35. ARE EMPLOYEES RESTRICTED IN ANY WAY FROM RESELLING SHARES OF UJB COMMON STOCK ACQUIRED UNDER THE PLAN?

     Some employees are so restricted. Employees who are "affiliates" of UJB, as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Commission or pursuant to an effective Registration Statement. Rule 405 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with UJB. Directors and executive officers of UJB are deemed to be "affiliates" of UJB under this definition. UJB has no present intention of filing a Registration Statement which would permit UJB "affiliates" to reoffer, outside of Rule 144, Common Stock acquired under the Plan.

     Employees who are not affiliates of UJB are free to sell at any time UJB Common Stock acquired under the Plan.

     Executive officers and Directors participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to purchases of UJB Common Stock made under the Plan with optional cash payments. While executive officers and Directors are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of UJB Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on reports filed pursuant to Section 16(a) of the Exchange Act.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for UJB Financial Corp. by Richard F. Ober, Jr., Esq., Executive Vice President, General Counsel and Secretary of UJB. On February 15, 1996, Mr. Ober owned 23,957 shares of Common Stock and options to purchase 74,152 shares of Common Stock at a weighted average exercise price of $20.73 per share.

                                     EXPERTS

     The consolidated financial statements of UJB Financial Corp. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in UJB's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to UJB Financial Corp. and subsidiaries for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments and post employment benefits in 1994 and to a change in the method of accounting for income taxes in 1993.

                                 INDEMNIFICATION

     Article IX, Section 5 of the By-Laws of UJB provides, in effect, that to the extent and under circumstances permitted by the New Jersey Business Corporation Act, UJB shall indemnify its Directors, officers and employees. In addition, UJB has purchased insurance policies which provide coverage for its Directors, officers and employees in certain situations.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling UJB pursuant to the foregoing provisions, UJB has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by UJB of expenses incurred or paid by a Director, officer or controlling person of UJB in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the shares offered hereby, UJB will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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                TABLE OF CONTENTS

                                                Page
                                                ----
AVAILABLE INFORMATION ........................    1
INCORPORATION OF CERTAIN
 DOCUMENTS BY REFERENCE ......................    1
THE COMPANY ..................................    2
THE PLAN .....................................    2
  Purpose ....................................    2
  Advantages .................................    2
  Plan Administrator .........................    2
  Participation ..............................    3
  Costs ......................................    5
  Purchases ..................................    5
  Optional Cash Payments .....................    6
  Reports to Participants ....................    7
  Dividends ..................................    7
  Certificates for Shares ....................    8
  Withdrawals ................................    9
  Rights Offerings, Stock Dividends
   and Stock Splits ..........................   10
  Voting Rights ..............................   11
  Federal Income Tax Consequences ............   11
  Responsibility of the Plan
   Administrator .............................   12
  Suspension or Termination of the
   Plan ......................................   13
  Other Information ..........................   13
  Employees ..................................   14
LEGAL MATTERS ................................   14
EXPERTS ......................................   15
INDEMNIFICATION ..............................   15




                                     SHARES

                                       of

                                  COMMON STOCK



                                     [LOGO]



                               UJB FINANCIAL CORP.



                            DIVIDEND REINVESTMENT AND

                               STOCK PURCHASE PLAN



                                February 15, 1996

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